                                                                                                                                 Exhibit 99.1

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT
FOR 2018 (“Objective LTIP”)

Purpose:  To incentivize and retain Executives eligible for this Objective LTIP, to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives' equity interest in USPH.

Effective Date:  The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is April 9, 2018.

Eligibility:  The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CEO"), the Chief Operating Officer West ("COO West") and the Chief Operating Officer East ("COO East"). Terms not defined herein shall have the meaning of such term as defined in the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the "2003 Plan").

Vesting and Other Terms and Provisions:  Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Awards ("RSAs") under the U. S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the "2003 Plan"), to be granted by the Compensation Committee of the Board of Directors of USPH (as the term "Committee" is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2019. The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive a RSA. All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2019 and ending January 1, 2023, subject to acceleration of vesting in the Committee's sole discretion and based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.

Administration: The Compensation Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee's determinations and interpretations under this Objective LTIP shall be final and binding on all persons.

Objective Goals And Amounts That May Be Awarded:  The maximum amount of RSAs that may be granted under this Objective LTIP based upon the achievement of the performance goals relating to 2018 USPH consolidated pre-tax income (before charges/credits for changes in Redeemable Non-Controlling interests and any extraordinary items and after consideration of the compensation expense required to be reported in 2018 related to this and all other management incentive plans) are as follows: CEO = 11,000 shares; CFO = 5,500 shares; COO East = 5,500 shares; COO West = 5,500 shares.

Performance Goals Objective
      2018                       Amount of Maximum Shares
     Pre-tax Income                                                       That May Be Awarded

$41,942,700	30.0%
$42,156,600	34.0%
$42,371,600	38.0%
$42,587,700	42.0%
$42,804,900	46.0%
$43,033,300	50.0%
$43,252,700	56.0%
$43,473,300	62.0%
$43,695,000	68.0%
$43,917,800	76.0%
$44,141,800	84.0%
$44,366,900	92.0%
$44,593,200 and over	100.0%

Certain Tax Considerations:  Any awards actually granted under this program shall be subject to Code Section 83(b).